EXHIBIT 4.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MARTEN TRANSPORT, LTD.

     Marten Transport, Ltd. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: The present name of the corporation is Marten Transport, Ltd. The name in which Marten Transport, Ltd. originally incorporated under was Marten Transport Delaware, Ltd. and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was April 4, 1988.

     SECOND: This Amended and Restated Certificate of Incorporation was duly adopted by and in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

     THIRD: This Amended and Restated Certificate of Incorporation not only restates and integrates, but also amends the provisions of the corporation’s Certificate of Incorporation as heretofore amended or supplemented.

     FOURTH: All amendments reflected in this Amended and Restated Certificate of Incorporation have been duly proposed by the Board of Directors of the corporation and adopted by the stockholders of the corporation in the manner and by the vote prescribed by Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: The text of the Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is Marten Transport, Ltd (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The aggregate number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares, consisting of Twenty-Three Million (23,000,000) shares of common stock, $0.01 par value (the “Common Stock”), and Two Million (2,000,000) shares of preferred stock, $0.01 par value (the “Preferred Stock”). The Board of Directors is authorized, by resolution or resolutions thereof, to establish, out of the authorized but unissued shares of Preferred Stock, one or more series of such class, to designate each such series, and to fix the number of shares constituting such series and the rights, powers and preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of each such series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided herein, by applicable law, or in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Each holder of Common Stock shall be entitled to one vote for each share held on all matters on which stockholders are generally entitled to vote.

ARTICLE V

The number of directors constituting the Board of Directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws of the Corporation. Election of directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation shall so provide. None of the directors need be a stockholder of the Corporation or a resident of the State of Delaware.

ARTICLE VI

     The Corporation shall be managed by the Board of Directors, which shall have the authority to exercise all powers conferred under the laws of the State of Delaware including without limitation the power:

(a) To hold meetings, to have one or more offices, and to keep the books of the Corporation, except as otherwise expressly provided by law, at such places, whether within or without the State of Delaware, as may from time to time be designated by the Board of Directors.

(b) To adopt, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to adopt, amend of repeal such Bylaws.

(c) To accept or reject subscriptions for and to allot shares of stock of the Corporation and to dispose of shares of authorized stock of the Corporation, including the power to grant stock options and warrants, without action by the stockholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as it is otherwise limited by law.

(d) To issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into stock, without action by the stockholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as it is otherwise limited by law.

ARTICLE VII

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any such amendment. Any amendment to or repeal of this Article VII shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment or repeal.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this 11th day of August 2003, in its name by and on its behalf by its Vice President of Finance pursuant to Section 103 of the General Corporation Law of the State of Delaware.

/s/ Franklin J. Foster Franklin J. Foster Vice President of Finance